Exhibit 10.16

EMPLOYMENT AGREEMENT

Amendment No. 1

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement entered into by and between HOF Village Newco, LLC (“HOF Newco”) and Hall of Fame Resort & Entertainment Company (“Hall of Fame Resort”) (Hall of Fame Resort, together with HOF Newco, the “Company”) on the one hand, and Michael Crawford, an individual (“Executive”) on the other hand (such agreement being the “Employment Agreement”), is made by the parties as follows.

WHEREAS, the Company and Executive are currently parties to the Employment Agreement effective July 1, 2020; and

WHEREAS, the parties now desire to amend the Employment Agreement.

NOW, THEREFORE, the Company and Executive hereby agree to amend the Employment Agreement as follows:

1. Annual Bonus. Section 2.3 of the Employment Agreement is amended in its entirety and replaced to read as follows:

2.3. Annual Bonus. For the calendar year beginning January 1, 2020 and for each subsequent calendar year during the Employment Period thereafter, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). The target for the Annual Bonus opportunity for each calendar year shall be 100% of the Executive’s Annual Base Salary for each such calendar year. Each Annual Bonus shall be payable based on the Company’s achievement of performance metrics as agreed-upon by the Executive and the Compensation Committee of the Board for each calendar year, such performance targets to be agreed in writing by Executive and approved by the Compensation Committee prior to February 15 of each year; provided, however, that the Executive’s Annual Bonus for calendar year 2020 shall not be less than $400,000 and provided further that the Executive’s Annual Base Salary (including the salary paid to the Executive by HOF Village from January 1, 2020 through the Effective Date) and Annual Bonus for calendar year 2020 shall not exceed $1,500,000.00 unless the Board approves otherwise. The Annual Bonus shall be paid in cash, an equity award under the Company’s long-term incentive plan, or a combination thereof, determined in the sole discretion of the Company. The Annual Bonus, whether payable and cash and/or equity, may be subject to a vesting schedule and other terms and conditions, including a payment schedule, as determined by the Company in its sole discretion. To earn and be entitled to the Annual Bonus for any given calendar year, (a) the Executive must have been employed by the Company continuously throughout the calendar year for which the Annual Bonus is earned; (b) the Executive must not have been terminated by the Company for Cause after the end of the applicable calendar year but before the Annual Bonus is paid or settled; and (c) the Executive must not have ended Executive’s employment with the Company without Good Reason (as defined below) after the end of the applicable calendar year but before the Annual Bonus is paid or settled.

2. Force and Effect. Except as otherwise set forth in this Amendment, the Employment Agreement shall remain in full force and effect.

3. Effective Date. This Amendment shall become effective on December 22, 2020.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment effective as of the day set forth above.

HOF VIllage newco, llc

By:	/s/ Jason Krom
Name:	Jason Krom
Title:	Chief Financial Officer
Date:

Hall of Fame Resort & Entertainment Company

By:	/s/ Jason Krom
Name:	Jason Krom
Title:	Chief Financial Officer
Date:

MICHAEL CRAWFORD

/s/ Michael Crawford
Michael Crawford, Individually

Date:

Employment Agreement Amendment No. 1